Exhibit 8.3

Clifford Chance US LLP
TWO MANHATTAN WEST
375 9TH AVENUE
NEW YORK, NY 10001
TEL +1 212 878 8000
FAX +1 212 878 8375 www.cliffordchance.com

May 11, 2026

National Storage Affiliates Trust

8400 East Prentice Avenue, 9th Floor

Greenwood Village, Colorado 80111

Re: Company Tax Opinion

Ladies and Gentlemen:

We have acted as counsel to National Storage Affiliates Trust, a Maryland real estate investment trust (the “Company”) in connection with the transactions (the “Transactions”) contemplated by that certain Agreement and Plan of Merger, dated as of March 16, 2026 (the “Merger Agreement”), by and among the Company, NSA OP, LP (the “Operating Partnership”), Public Storage, a Maryland real estate investment trust (“Parent”), Public Storage OP, L.P., Pelican Merger Sub I, LLC and Pelican Merger Sub II, LLC, as further described in the registration statement on Form S-4 initially filed by Parent with the Securities and Exchange Commission on May 11, 2026, which includes the proxy statement/prospectus relating to the Merger Agreement (the “Registration Statement”). Capitalized terms used herein and which are defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement unless otherwise defined herein.

In rendering the opinions expressed herein, we have examined and, with your permission, relied on the following items:

1.	the Merger Agreement

2.	the Articles of Amendment and Restatement and Declaration of Trust of the Company;

3.	the bylaws of the Company;

4.	the Limited Partnership Agreement of the Operating Partnership;

5.	the Registration Statement; and

6.	such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) all representations and statements set forth in such documents are true and correct, (iv) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms, (v) the Company and the Operating Partnership at all times have been and will continue to be organized and operated in accordance with the method of operation described in their organizational documents and the Registration Statement, and (vi) the Merger Agreement is valid and binding in accordance with its terms and the Transactions will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties, without amendment, waiver, or breach thereof) and the Registration Statement.

Based upon, subject to, and limited by the assumptions and qualifications set forth herein and in the Registration Statement, we are of the opinion that the statements included under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE COMPANY MERGER” in the Registration Statement, to the extent they describe applicable U.S. federal income tax law, are correct in all material respects.

The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

The opinions set forth above represent our conclusions based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter.

We hereby consent to the filing of this opinion letter as Exhibit 8.3 to the Registration Statement and to the reference to Clifford Chance US LLP under the caption “Legal Matters” in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Clifford Chance US LLP